First PacTrust Bancorp Announces Appointment of Jonah Schnel to its Board of Directors

IRVINE, Calif. (April 2, 2013) – First PacTrust Bancorp, Inc. (NASDAQ: BANC) (the “Company”), the multi-bank holding company for Pacific Trust Bank and Beach Business Bank, today announced that the Board of Directors, upon the recommendation of the Nominating Committee, appointed Jonah Schnel as a director of the Company and as a member of the Compensation and Nominating Committees of the Board.

Mr. Schnel founded and has managed several privately-held specialty finance businesses and currently is the Chairman of Fast A/R Funding (www.fastarfunding.com), a private company focused on lending to small businesses throughout the United States.  Earlier in his career, Mr. Schnel worked at SunAmerica Investments, Inc. as a manager in the real estate investment division with a primary focus of first lien lending on a diverse range of commercial real estate assets.  Mr. Schnel received his Bachelor’s Degree, summa cum laude, from Tulane University and completed the Director training and certification program at the UCLA Anderson School of Management. Mr. Schnel currently lives in Los Angeles, California with his wife and three children and serves as the President and Chair of the Southern California Chapter of the Tourette Syndrome Association.

Timothy Chrisman, Chairman of the Company’s Board, stated “We are very pleased to have someone of Jonah’s background, skills and expertise join our Board. Jonah’s reputation for independence and integrity will complement our existing Board very well.”  The Company’s Board of Directors is now comprised of eight members and includes six independent Directors.

Steven Sugarman, Chief Executive Officer of the Company, added “I am excited to work with Jonah for the benefit of our shareholders.  The Company will benefit from Jonah’s significant experience overseeing and managing a diverse set of finance-related businesses -- including commercial real estate, lending and new business formation.”

About First PacTrust Bancorp

Based in Irvine, CA, First PacTrust Bancorp, Inc. is the $1.7 billion multi-bank holding company of Pacific Trust Bank and Beach Business Bank, which together operate banking offices in Los Angeles, Orange, San Diego and Riverside counties, and loan production offices in California, Arizona, Oregon and Washington.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by First PacTrust with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and First PacTrust undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

INVESTOR RELATIONS INQUIRIES:

First PacTrust Bancorp, Inc.

Richard Herrin, 949-236-5300

MEDIA INQUIRIES:

Sitrick And Company

Thomas S. Mulligan, 212-573-6100